UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CompX International Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CompX International Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

April 25, 2008

To our Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of CompX International Inc., which will be held on Wednesday, May 28, 2008, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas.  The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

Sincerely,

David A. Bowers
President and Chief Executive Officer

CompX International Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 28, 2008

To the Stockholders of CompX International Inc.:

The 2008 Annual Meeting of Stockholders of CompX International Inc. will be held on Wednesday, May 28, 2008, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, for the following purposes:

(1)           to elect seven directors to serve until the 2009 Annual Meeting of Stockholders; and

(2)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 31, 2008 has been set as the record date for the meeting.  Only holders of our class A and class B common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting.  A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any of our stockholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting.  Whether or not you plan to attend the meeting, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope.  If you choose, you may still vote in person at the meeting even though you previously submitted your proxy card.

By Order of the Board of Directors,

A. Andrew R. Louis, Secretary

Dallas, Texas
April 25, 2008

TABLE OF CONTENTS

Page

TABLE OF CONTENTS

GLOSSARY OF TERMS

GENERAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

CONTROLLING STOCKHOLDER

SECURITY OWNERSHIP

Ownership of CompX
Ownership of Related Companies

ELECTION OF DIRECTORS

Nominees for Director

EXECUTIVE OFFICERS

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees
2007 Meetings and Standing Committees of the Board of Directors
Audit Committee
Management Development and Compensation Committee
Non-Management and Independent Director Meetings
Stockholder Proposals and Director Nominations for the 2009 Annual Meeting of Stockholders
Communications with Directors
Compensation Committee Interlocks and Insider Participation
Code of Business Conduct and Ethics
Corporate Governance Guidelines
Availability of Corporate Governance Documents

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AND OTHER INFORMATION

Compensation Discussion and Analysis
Compensation Committee Report
Summary of Cash and Certain Other Compensation of Executive Officers
2007 Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2007
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy
Relationships with Related Parties
Intercorporate Services Agreements
Insurance Matters
Tax Matters
Reduction in the Outstanding Shares of our Class A Common Stock
Law Firm Relationship
Simmons Family Matters

AUDIT COMMITTEE REPORT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm
Fees Paid to PricewaterhouseCoopers LLP
Preapproval Policies and Procedures

OTHER MATTERS

2007 ANNUAL REPORT ON FORM 10-K

ADDITIONAL COPIES

GLOSSARY OF TERMS

“401(k) Plan” means the CompX Contributory Retirement Plan, a defined contribution plan.

“CMRT” means The Combined Master Retirement Trust, a trust Contran sponsors that permits the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt.

“Computershare” means Computershare Investor Services L.L.C., our stock transfer agent.

“CompX,” “us,” “we” or “our” means CompX International Inc.

“Contran” means Contran Corporation, the parent corporation of our consolidated tax group.

“Dixie Rice” means Dixie Rice Agricultural Corporation, Inc., one of our parent corporations.

“EWI” means EWI RE, Inc., a reinsurance brokerage and risk management company wholly owned by NL.

“FAS 123R” means Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment.

“Foundation” means the Harold Simmons Foundation, Inc., a tax-exempt foundation organized for charitable purposes.

“independent directors” means the following directors: Paul M. Bass, Jr., Norman S. Edelcup and Ann Manix.

“ISA” means an intercorporate services agreement between or among Contran related companies pursuant to which employees of one or more related companies provide certain services, including executive officer services, to another related company on a fixed fee basis.

“Keystone” means Keystone Consolidated Industries, Inc., one of our publicly held sister corporations that manufactures steel fabricated wire products, industrial wire, billets and wire rod.

“Kronos Worldwide” means Kronos Worldwide, Inc., one of our publicly held sister corporations that is an international manufacturer of titanium dioxide pigments.

“named executive officer” means any person named in the Summary Compensation table in this proxy statement.

“NL” means NL Industries, Inc., one of our publicly held parent corporations that is a diversified holding company with principal investments in Kronos Worldwide and us.

“nonemployee directors” means the following directors: Paul M. Bass, Jr., Norman S. Edelcup, Edward J. Hardin, Ann Manix, Glenn R. Simmons and Steven L. Watson.

“non-management directors” means the following directors who are not one of our executive officers: Paul M. Bass, Jr., Norman S. Edelcup, Edward J. Hardin, Ann Manix and Steven L. Watson.

“NYSE” means the New York Stock Exchange.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on March 31, 2008, the date our board of directors set for the determination of stockholders entitled to notice of and to vote at the 2008 annual meeting of our stockholders.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of Valhi.

“TFMC” means TIMET Finance Management Company, a wholly owned subsidiary of TIMET.

“TIMET” means Titanium Metals Corporation, one of our publicly held sister corporations that is an integrated producer of titanium metals products.

“Valhi” means Valhi, Inc., one of our publicly held parent corporations that is a diversified holding company with principal investments in NL and Kronos Worldwide.

“VHC” means Valhi Holding Company, one of our parent corporations.

“Waterloo” means Waterloo Furniture Components Limited, one of our wholly owned subsidiaries.

CompX International Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

———————————————

PROXY STATEMENT

———————————————

GENERAL INFORMATION

This proxy statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2008 Annual Meeting of Stockholders to be held on Wednesday, May 28, 2008 and at any adjournment or postponement of the meeting.  The accompanying notice of annual meeting of stockholders sets forth the time, place and purposes of the meeting.  The notice, this proxy statement, the accompanying proxy card or voting instruction form and our 2007 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, are first being mailed on or about April 25, 2008 to the holders of our class A and class B common stock at the close of business on March 31, 2008.  Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Please refer to the Glossary of Terms on page ii for the definitions of certain capitalized or other terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:           What is the purpose of the annual meeting?

A:	At the annual meeting, stockholders will vote on the election of seven directors and any other matter that may properly come before the meeting.

Q:           How does the board recommend that I vote?

A:           The board of directors recommends that you vote FOR each of the nominees for director.

Q:           Who is allowed to vote at the annual meeting?

A:
The board of directors has set the close of business on March 31, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.  Only holders of record of our common stock as of the close of business on the record date are entitled to vote at the meeting.  On the record date, 2,426,060 shares of our class A common stock and 10,000,000 shares of our class B common stock were issued and outstanding.  Each share of our class A common stock entitles its holder to one vote. Each share of our class B common stock entitles its holder to ten votes with respect to the election of directors and one vote on all other matters.

Q:           How do I vote?

A:	If your shares are held by a bank, broker or other nominee (i.e., in “street name”), you must follow the instructions from your nominee on how to vote your shares.

If you are a stockholder of record, you may:

•	vote in person at the annual meeting; or

•	instruct the agents named on the proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided.

If you execute a proxy card but do not indicate how you would like your shares voted for one or more of the nominees, the agents will vote FOR the election of each such nominee for director and, to the extent allowed by applicable law, in the discretion of the agents on any other matter that may properly come before the meeting.

Q:           Who will count the votes?

A:
The board of directors has appointed Computershare, our transfer agent and registrar, to receive proxies and ballots, ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.

Q:           May I change or revoke my proxy or voting instructions?

A:	If you are a stockholder of record, you may change or revoke your proxy instructions at any time before the meeting in any of the following ways:

•	delivering to Computershare a written revocation;

•	submitting another proxy card bearing a later date; or

•	voting in person at the meeting.

If your shares are held by a bank, broker or other nominee, you must follow the instructions from your nominee on how to change or revoke your voting instructions.

Q:           What constitutes a quorum?

A:
A quorum is the presence, in person or by proxy, of a majority of the votes from holders of the outstanding shares of our class A and class B common stock, counted as a single class, entitled to vote at the meeting.  Under the applicable rules of the NYSE and the SEC, brokers or other nominees holding shares of record on behalf of a client who is the actual beneficial owner of such shares are authorized to vote on certain routine matters without receiving instructions from the beneficial owner of the shares.  If such a broker/nominee who is entitled to vote on a routine matter delivers an executed proxy card and votes on some matters and not others, a matter not voted on is referred to in this proxy statement as a “broker/nominee non-vote.”  Shares of common stock that are voted to abstain from any business coming before the meeting and broker/nominee non-votes will be counted as being in attendance at the meeting for purposes of determining whether a quorum is present.

Q:           What vote is required to elect a director nominee or approve any other matter?

A:
If a quorum is present, a plurality of the affirmative votes of the holders of our outstanding class A and class B shares of common stock, voting together as a single class, represented and entitled to be voted at the meeting is necessary to elect each nominee for director.  The accompanying proxy card or voting instruction form provides space for you to withhold authority to vote for any of the nominees.  Neither shares as to which the authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees.  However, since director nominees need only receive the plurality of the affirmative votes from the holders represented and entitled to vote at the meeting to be elected, a vote withheld or a broker/nominee non-vote regarding a particular nominee will not affect the election of such nominee.

Except as applicable laws may otherwise provide, if a quorum is present, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of a majority of the outstanding shares of our class A and class B common stock, voting together as a single class, represented and entitled to vote at the meeting.  Shares of our common stock that are voted to abstain from any other business coming before the meeting and broker/nominee non-votes will not be counted as votes for or against any such other matter.

Q:           Who will pay for the cost of soliciting the proxies?

A:
We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders.  In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation.  We have retained Georgeson Shareholder Communications, Inc. to aid in the distribution of this proxy statement and related materials at an estimated cost of $1,000.  Upon request, we will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that such entities hold of record.

CONTROLLING STOCKHOLDER

NL directly held approximately 86.6% of our combined class A and B common stock as of the record date.  NL has indicated its intention to have its shares of our common stock represented at the meeting and voted FOR the election of each of the director nominees to our board of directors.  If NL attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will elect all the nominees to the board of directors.

SECURITY OWNERSHIP

Ownership of CompX.  The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our class A and class B common stock held by each individual, entity or group known by us to own beneficially more than 5% of the outstanding shares of our class A or class B common stock, each director, each named executive officer and all of our current directors and executive officers as a group.  See footnote 4 below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our class A or class B common stock.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	CompX Class A Common Stock			CompX Class B Common Stock			CompX Class A and Class B Common Stock Combined
Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class	Percent of Class (1)(2)

Harold C. Simmons (3)	66,900	(4)	2.8%	-0-	(4)	-0-	*
NL Industries, Inc (3).	755,004	(4)	31.1%	10,000,000	(4)	100%	86.6%
Annette C. Simmons (3)	20,000	(4)	*	-0-	(4)	-0-	*
	841,904	(4)	34.7%	10,000,000	(4)	100%	87.3%
Royce & Associates, LLC	292,300	(5)	12.0%	-0-		-0-	2.4%
Dalton, Greiner, Hartman, Maher & Co.	193,780	(6)	8.0%	-0-		-0-	1.6%

Paul M. Bass, Jr.	15,500	(4)(7)	*	-0-		-0-	*
David A. Bowers	49,000	(4)(7)	2.0%	-0-		-0-	*
Norman S. Edelcup	4,000	(4)	*	-0-		-0-	*
Edward J. Hardin	19,000	(7)	*	-0-		-0-	*
Ann Manix	15,500	(7)	*	-0-		-0-	*
Glenn R. Simmons	23,500	(4)(7)(8)	1.0%	-0-		-0-	*
Steven L. Watson	14,000	(4)(7)	*	-0-		-0-	*
Darryl R. Halbert	1,000	(4)	*	-0-		-0-	*
Scott C. James	-0-	(7)	-0-	-0-		-0-	-0-
David J. Camozzi	-0-		-0-	-0-		-0-	-0-
All of our current directors and executive officers as a group (11 persons)	141,700	(4)(7)(8)	5.7%	-0-		-0-	1.1%
——————————
*           Less than 1%.

(1)
Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.  The number of shares and percentage of ownership for each entity, individual or group assumes the exercise by such entity, individual or group (exclusive of others) of stock options that such entity, individual or group may exercise within 60 days subsequent to the record date.

(2)
The percentages are based on 2,426,060 shares of our class A common stock outstanding as of the record date.  As already discussed, each share of our class A common stock entitles its holder to one vote and each share of our class B common stock entitles its holder to ten votes with respect to the election of directors and one vote on all other matters.  In certain instances, shares of our class B common stock are automatically convertible into shares of our class A common stock.

(3)	The business address of NL and Harold C. and Annette C. Simmons is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

(4)
Valhi and TFMC are the direct holders of approximately 83.1% and 0.5%, respectively, of the outstanding shares of NL common stock.  TIMET is the direct holder of 100% of the outstanding shares of TFMC common stock.

VHC, Annette C. Simmons, the CMRT, Harold C. Simmons, NL, Valhi and the Foundation are the holders of approximately 26.9%, 11.7%, 8.5%, 4.0%, 0.8%, 0.5% and 0.2%, respectively, of the outstanding shares of common stock of TIMET.  NL’s percentage ownership of TIMET common stock includes 0.3% directly held by a wholly owned subsidiary of NL

VHC, the Foundation, TFMC and the CMRT are the direct holders of approximately 92.6%, 0.9%, 0.7% and 0.1%, respectively, of the outstanding common stock of Valhi.  Dixie Rice is the direct holder of 100% of the outstanding common stock of VHC.  Contran is the beneficial holder of 100% of the outstanding common stock of Dixie Rice.

Substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee, or held by Mr. Simmons or persons or other entities related to Mr. Simmons.  As sole trustee of these trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by these trusts.  Mr. Simmons, however, disclaims beneficial ownership of any Contran shares these trusts hold.

The Foundation directly holds approximately 0.2% of the outstanding shares of TIMET common stock and 0.9% of the outstanding shares of Valhi common stock.  The Foundation is a tax-exempt foundation organized for charitable purposes.  Harold C. Simmons is the chairman of the board of the Foundation.

The CMRT directly holds approximately 8.5% of the outstanding shares of TIMET common stock and 0.1% of the outstanding shares of Valhi common stock.  Contran sponsors this trust to permit the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt.  Harold C. Simmons is the sole trustee of this trust and a member of the investment committee for this trust.  Contran’s board of directors selects the trustee and members of this trust’s investment committee.  Paul M. Bass, Jr. is also a member of the trust’s investment committee.  Glenn R. Simmons and Steven L. Watson are members of Contran’s board of directors and along with David A. Bowers and Darryl R. Halbert are participants in one or more of the employee defined benefit plans that invest through this trust.  Each of such persons disclaims beneficial ownership of any of the shares this trust holds, except to the extent of his individual vested beneficial interest, if any, in the plan assets this trust holds.

Harold C. Simmons is the chairman of the board and chief executive officer of NL and the chairman of the board of each of TIMET, Valhi, VHC, Dixie Rice and Contran.

By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Harold C. Simmons may be deemed to control certain of such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities.  However, Mr. Simmons disclaims beneficial ownership of the shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in shares held by the CMRT.  Mr. Harold Simmons disclaims beneficial ownership of all shares of our common stock beneficially owned, directly or indirectly, by NL.

All of our directors or executive officers who are also directors or executive officers of NL or its parent companies disclaim beneficial ownership of the shares of our common stock that such companies directly or indirectly hold.

Annette C. Simmons is the wife of Harold C. Simmons.  She is the direct owner of 20,000 shares of our class A common stock, 269,775 shares of NL common stock, 21,167,875 shares of TIMET common stock and 43,400 shares of Valhi common stock.  Mr. Simmons may be deemed to share indirect beneficial ownership of such shares.  Mr. Simmons disclaims all such beneficial ownership.

The Annette Simmons Grandchildren’s Trust, a trust of which Harold C. Simmons and Annette C. Simmons are co-trustees and the beneficiaries of which are the grandchildren of Annette C. Simmons, is the direct holder of 17,432 shares of TIMET common stock and 36,500 shares of Valhi common stock.  Mr. Simmons, as co-trustee of this trust, has the power to vote and direct the disposition of the shares of Valhi common stock this trust directly holds.  Mr. Simmons disclaims beneficial ownership of any shares that this trust holds.

Harold C. Simmons is the direct owner of 66,900 shares of our class A common stock, 879,600 shares of NL common stock, 7,174,239 shares of TIMET common stock and 3,383 shares of Valhi common stock.

NL and one of its subsidiaries directly hold 3,522,967 and 1,186,200 shares of Valhi common stock, respectively.  Since NL is a majority owned subsidiary of Valhi, and pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL and its subsidiary hold as treasury stock for voting purposes.  For the purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock as of the record date in this proxy statement, such shares are not deemed outstanding.

Contran is the sole owner of Valhi’s 6% series A preferred stock and a trust related to Harold C. Simmons is the sole owner of VHC’s 2% convertible preferred stock.  Messrs. Harold and Glenn Simmons and Watson each hold of record one director qualifying share of Dixie Rice.

VHC has pledged 3,304,992 shares of TIMET common stock as security and 13,920,000 shares of Valhi common stock as security.

The business address of Contran, the CMRT, the Foundation, TIMET, Valhi and VHC is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana  70542.  The business address of TFMC is 1007 Orange Street, Suite 1400, Wilmington, Delaware  19801.

(5)
Based on Amendment No. 6 to Schedule 13G dated March 6, 2008 that Royce & Associates, LLC filed with the SEC.  The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York   10019.

(6)
Based on a Form 13F for the Quarter Ended March 31, 2008 that Dalton, Greiner, Hartman, Maher & Co. filed with the SEC.  The address of Dalton, Greiner, Hartman, Maher & Co. is 565 Fifth Avenue, Suite 2101, New York, New York   10017.

(7)
The shares of our class A common stock shown as beneficially owned by such person include the following number of shares such person has the right to acquire upon the exercise of stock options granted pursuant to our stock option plan that such person may exercise within 60 days subsequent to the record date:

Name of Beneficial Owner	Shares of our Class A Common Stock Issuable Upon the Exercise of Stock Options On or Before May 30, 2008

Paul M. Bass, Jr.	8,000
David A. Bowers	40,000
Edward J. Hardin	8,000
Ann Manix	8,000
Glenn R. Simmons	6,000
Steven L. Watson	6,000

(8)
The shares of our class A common stock shown as beneficially owned by Glenn R. Simmons include 500 shares his wife holds in her retirement account, with respect to which shares he disclaims beneficial ownership.

We understand that Contran and related entities may consider acquiring or disposing of shares of our common stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities.  We may similarly consider acquisitions of shares of our common stock and acquisitions or dispositions of securities issued by related entities.

Ownership of Related Companies.  Some of our directors and executive officers own equity securities of several companies related to us.

Ownership of NL and Valhi.  The following table and footnotes set forth the beneficial ownership, as of the record date, of the shares of NL and Valhi common stock held by each of our directors, each named executive officer and all of our current directors and executive officers as a group.  All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

	NL Common Stock			Valhi Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(3)

Paul M. Bass, Jr.	10,000	(4)	*	5,000	(4)	*
David A. Bowers	-0-	(4)	-0-	-0-	(4)	-0-
Norman S. Edelcup	-0-	(4)	-0-	37,500	(4)	*
Edward J. Hardin	-0-		-0-	4,000		*
Ann Manix	2,000		*	-0-		-0-
Glenn R. Simmons	11,000	(4)	*	9,060	(4)(5)	*
Steven L. Watson	11,000	(4)	*	17,246	(4)	*
Darryl R. Halbert	-0-	(4)	-0-	-0-	(4)	-0-
Scott C. James	-0-		-0-	-0-		-0-
David J. Camozzi	-0-		-0-	-0-		-0-
All our current directors and executive officers as a group (11 persons)	34,500	(4)	*	172,806	(4)(5)(6)	*
——————————
*           Less than 1%.

(1)
Except as otherwise noted, the individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.  The number of shares and percentage of ownership for each individual or group assumes the exercise by such individual or group (exclusive of others) of stock options that such individual or group may exercise within 60 days subsequent to the record date.

(2)	The percentages are based on 48,592,634 shares of NL common stock outstanding as of the record date.

(3)
The percentages are based on 113,679,778 shares of Valhi common stock outstanding as of the record date.  For purposes of calculating the outstanding shares of Valhi common stock as of the record date, 3,522,967 and 1,186,200 shares of Valhi common stock held by NL and a wholly owned subsidiary of NL, respectively, are treated as treasury stock for voting purposes and for purposes of this statement are excluded from the amount of Valhi common stock outstanding.

(4)
See footnote 4 to the Ownership of CompX table above for a description of certain relationships among the individuals or group appearing in this table.  All of our directors or executive officers who are also directors or executive officers of any of our parent companies disclaim beneficial ownership of the shares of NL or Valhi common stock that such companies directly or indirectly own.

(5)
The shares of Valhi common stock shown as beneficially owned by Glenn R. Simmons include 1,500 shares his wife holds and 400 shares she holds in her retirement account, with respect to all of which shares he disclaims beneficial ownership.

(6)
The shares of Valhi common stock shown as beneficially owned by all our current directors and executive officers as a group include 100,000 shares the group has the right to acquire upon the exercise of stock options granted pursuant to Valhi stock option plans that the group may exercise within 60 days subsequent to the record date.

ELECTION OF DIRECTORS

Our bylaws provide that the board of directors shall consist of one or more members as determined by our board of directors or stockholders.  The board of directors has currently set the number of directors at seven.  The directors elected at the meeting will hold office until our 2009 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal or resignation.

All of the nominees are currently members of our board of directors whose terms will expire at the meeting.  All of the nominees have agreed to serve if elected.  If any nominee is not available for election at the meeting, all shares represented by a proxy card will be voted FOR an alternate nominee to be selected by the board of directors, unless the stockholder executing such proxy card withholds authority to vote for such nominee.  The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director.  The respective nominees have provided the following information.

Paul M. Bass, Jr., age 72, has served on our board of directors since 1997.  Mr. Bass also serves as a director of Keystone.  From prior to 2003, Mr. Bass has served as vice chairman of First Southwest Company, a privately held investment banking firm.  He is also chairman of the board of trustees of the Southwestern Medical Foundation, a foundation that supports and promotes The University of Texas Southwestern Medical Center.  Mr. Bass is a member of Keystone’s audit committee and our audit committee and chairman of our management development and compensation committee.

David A. Bowers, age 70, has served as our president and chief executive officer since 2002, our vice chairman of the board since 2000 and on our board of directors since 1993.  Mr. Bowers has been employed by us or our predecessors since 1960 in various sales, marketing and executive positions, having been named our president of security products and related businesses in 1979.  Mr. Bowers is a trustee and past chairman of the board of Monmouth College, Monmouth, Illinois.

Norman S. Edelcup, age 72, has served on our board of directors since 2006.  Since 2003, he has served as mayor of Sunny Isles Beach, Florida.  He also serves as a trustee for the Baron Funds, a mutual fund group.  Since 2007, he has served as a director of Marquis Bank located in North Miami Beach, Florida.  From 2001 to 2004, Mr. Edelcup served as senior vice president of Florida Savings Bancorp.  He served as senior vice president of Item Processing of America, Inc., a processing service bureau, from 1999 to 2000 and as chairman of the board from 1989 to 1998.  Mr. Edelcup is a certified public accountant and served as senior vice president and chief financial officer of Avatar Holdings, Inc. (formerly GAC Corporation), a real estate development firm, from 1976 to 1983; vice chairman of the board, senior vice president and chief financial officer of Keller Industries, Inc., a building products manufacturer, from 1968 to 1976; and as a senior accountant with Arthur Andersen & Co., a public accounting firm, from 1958 to 1962.  He is chairman of our audit committee and is also a Valhi director and chairman of Valhi’s audit committee and management development and compensation committee.

Edward J. Hardin, age 65, has served on our board of directors since 1997.  Mr. Hardin has been a partner of the law firm of Rogers & Hardin LLP since its formation in 1976.

Ann Manix, age 55, has served on our board of directors since 1998.  Ms. Manix retired in 2006 and from prior to 2003 until 2006 she served as a managing partner of Ducker Research Corporation, a privately held industrial research firm.  She is a member of our audit committee and management development and compensation committee.

Glenn R. Simmons, age 80, has served as our chairman of the board since 2000 and on our board of directors since 1993.  In 2000, Mr. Simmons served as our chief executive officer.  Mr. Simmons has been vice chairman of the board of Valhi and Contran since prior to 2003.  Mr. Simmons also serves as chairman of the board of Keystone and as a director of Kronos Worldwide, NL and TIMET.  In 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws and emerged from the bankruptcy proceedings in 2005.  Mr. Simmons has been an executive officer or director of various companies related to Contran since 1969.  He is a brother of Harold C. Simmons.

Steven L. Watson, age 57, has served on our board of directors since 2000.  Mr. Watson has been chief executive officer of Valhi since 2002 and president and a director of Valhi and Contran since prior to 2003.  He has served as vice chairman of the board of Kronos Worldwide since 2004, chief executive officer of TIMET since 2006 and vice chairman of the board of TIMET since 2005.  Mr. Watson also serves as a director of Keystone and NL.  Mr. Watson has served as an executive officer or director of various companies related to Valhi and Contran since 1980.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers.  Each executive officer serves at the pleasure of the board of directors.  Biographical information with respect to Glenn R. Simmons and David A. Bowers is set forth under the Nominees for Director subsection above.

Name	Age	Position(s)
Glenn R. Simmons	80	Chairman of the Board
David A. Bowers	70	Vice Chairman of the Board, President and Chief Executive Officer
Darryl R. Halbert	43	Vice President, Chief Financial Officer and Controller
J. Mark Hollingsworth	56	Vice President and General Counsel
Scott C. James	42	Vice President
Kelly D. Luttmer	44	Vice President and Tax Director

Darryl R. Halbert has served as our chief financial officer since 2002 and our vice president and controller since 2001.

J. Mark Hollingsworth has served as our vice president since May 2007 and our general counsel and vice president and general counsel of Valhi and Contran since prior to 2003.  He also has served as acting general counsel of Keystone since prior to 2003.  Mr. Hollingsworth has served as legal counsel of various companies related to us and Contran since 1983.

Scott C. James has served as our vice president since 2002 and president of two or our divisions, CompX Security Products and CompX Marine, since 2002 and 2005, respectively.  Since 1992, Mr. James has served in various sales, marketing and executive positions with our security products operations.

Kelly D. Luttmer has served as our vice president since 2004 and our tax director since 1998.  She also has served as vice president of Contran, Kronos Worldwide, NL and Valhi since 2004, vice president and tax director of TIMET since 2006, tax director of Kronos Worldwide and NL since 2003 and tax director of Contran and Valhi since 1998.  Ms. Luttmer has served in tax accounting positions with various companies related to us and Contran since 1989.

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees.  Because of NL’s ownership of 86.6% of our common stock, we are considered a controlled company under the listing standards of the NYSE.  Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominating or corporate governance committees or charters for these committees.  We have chosen not to have a majority of independent directors or an independent nominating or corporate governance committee or charters for these committees.  Our board of directors believes that the full board of directors best represents the interests of all of our stockholders and that it is appropriate for all matters that would be considered by a nominating or corporate governance committee to be considered and acted upon by the full board of directors.  Applying the NYSE director independence standards without any additional categorical standards, the board of directors has determined that Paul M. Bass, Jr., Norman S. Edelcup and Ann Manix are independent and have no material relationship with us other than serving as our directors.  While the members of our management development and compensation committee currently satisfy the independence requirements of the NYSE, we have chosen not to satisfy all of the NYSE listing standards for a compensation committee.

In determining that Mr. Bass has no material relationship with us other than serving as our director, the board of directors considered the following relationships:

•	Contran’s employment of his son as a lawyer in its legal department;

•
In 2006, 2007 and 2008, Annette C. Simmons, the wife of Harold C. Simmons, contributed shares of TIMET common stock of approximately $1.0 million, $10.0 million and $10.1 million in value, respectively, to the Southwestern Medical Foundation for the benefit of The University of Texas Southwestern Medical School, Parkland Memorial Hospital or Kalispell Community Regional Medical Center for Breast Cancer, of which foundation Mr. Bass serves as the chairman of the board of trustees; and

•
In 2007, the Foundation, of which Harold C. Simmons is the chairman of the board, contributed shares of TIMET common stock of approximately $1.0 million  and $0.8 million in value to the Southwestern Medical Foundation for the benefit of Zale Lipshy University Hospital and The University of Texas Southwestern Medical School, respectively, of which Southwestern Medical Foundation Mr. Bass serves as the chairman of the board of trustees; and

•
First Southwest Company, of which Mr. Bass is the vice chairman of the board, serves as a market maker for the common stock of Keystone, a subsidiary of Contran, and Harold C. Simmons, Contran and its related entities or persons execute trades on a regular basis with First Southwest Company.

The board determined that Mr. Bass did not have a direct or indirect material interest in these transactions based on representations from him that:

•	Mr. Bass’ son is an adult who does not reside with his father and who will not perform services for us while employed by Contran;

•	he receives no compensation for serving as chairman of the board of trustees of Southwestern Medical Foundation;

•
the aggregate brokerage commissions paid to First Southwest Company by Mr. Simmons and Contran related entities or persons over each of the last three years did not exceed $200,000 and represented less than 2% of the consolidated gross revenues of First Southwest Company for each of those years;

•
Keystone does not compensate First Southwest Company for serving as a market maker in Keystone common stock and the broker relationship with Harold C. Simmons, Contran and its related entities or persons and First Southwest Company is solely a business relationship that does not afford Mr. Bass any special benefit.

2007 Meetings and Standing Committees of the Board of Directors.  The board of directors held four meetings and took action by written consent on one occasion in 2007.  Each director participated in all of such meetings and of the 2007 meetings of the committees on which he or she served at the time.  It is expected that each director will attend our annual meeting of stockholders, which is held immediately before the annual meeting of the board of directors.  All of our current directors attended our 2007 annual stockholder meeting.

The board of directors has established and delegated authority to two standing committees, which are described below.  The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual stockholder meeting.  The board of directors from time to time may establish other committees to assist it in the discharge of its responsibilities.

Audit Committee.  Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes.  The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in our audit committee charter.  Applying the requirements of the NYSE listing standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has determined that:

•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and

•	Mr. Norman S. Edelcup is an “audit committee financial expert.”

No member of our audit committee serves on more than three public company audit committees.  For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement.  The current members of our audit committee are Norman S. Edelcup (chairman), Paul M. Bass, Jr. and Ann Manix.  Our audit committee held seven meetings in 2007.

Management Development and Compensation Committee.  The principal responsibilities of our management development and compensation committee are:

•	to recommend to the board of directors whether or not to approve any proposed charge to us or any of our privately held subsidiaries pursuant to an ISA with a related party;

•	to review, approve and administer certain matters regarding our employee benefit plans or programs, including annual incentive compensation awards;

•	to review, approve, administer and grant awards under our equity compensation plan; and

•	to review and administer such other compensation matters as the board of directors may direct from time to time.

As discussed above, the board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE director independence standards (without additional categorical standards).  In certain instances under our 1997 Long-Term Incentive Plan, a plan allowing for grants of cash or equity performance awards, the management development and compensation committee may delegate its authority to administer this plan to certain individuals, which delegation authority the committee has not utilized.  With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement.  With respect to director compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee.  The current members of our management development and compensation committee are Paul M. Bass, Jr. (chairman) and Ann Manix.  Our management development and compensation committee held two meetings in 2007.

Non-Management and Independent Director Meetings.  Pursuant to our corporate governance guidelines, our non-management directors are entitled to meet on a regular basis throughout the year, and will meet at least once annually, without management participation.  Our independent directors also meet at least once annually, without management participation.  The chairman of our audit committee presides at all of these meetings.  In 2007, we complied with these requirements.

Stockholder Proposals and Director Nominations for the 2009 Annual Meeting of Stockholders.  Stockholders may submit proposals on matters appropriate for stockholder action at our annual stockholder meetings, consistent with rules adopted by the SEC.  We must receive such proposals not later than December 26, 2008 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of stockholders in 2009.  Our bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear on our books, the number of shares of our common stock the stockholder holds and any material interest the stockholder has in the proposal.

The board of directors will consider the director nominee recommendations of our stockholders.  Our bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a director if elected.

The board of directors has no specific minimum qualifications for director candidates.  The board of directors will consider a potential director nominee’s ability to satisfy the need, if any, for any required expertise on the board of directors or one of its committees.  Historically, our management has recommended director nominees to the board of directors.  Because under the NYSE listing standards we may be deemed to be a controlled company, the board of directors believes that additional policies or procedures with regard to the consideration of director candidates recommended by its stockholders are not appropriate.

For proposals or director nominations to be brought at the 2009 annual meeting of stockholders but not included in the proxy statement for such meeting, our bylaws require that the proposal or nomination must be delivered or mailed to our principal executive offices in most cases no later than March 11, 2009.  Proposals and nominations should be addressed to our corporate secretary at CompX International Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240-2697.

Communications with Directors.  Stockholders and other interested parties who wish to communicate with the board of directors or its non-management directors may do so through the following procedures.  Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at CompX International Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240-2697.  Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communications, or summaries of such communications, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our non-management and independent director meetings.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary.  These complaints or concerns will be forwarded to the chairman of our audit committee.  We will keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law.  Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation.  As discussed above, for 2007 the management development and compensation committee was composed of Paul M. Bass, Jr. and Ann Manix.  No member of the committee:

•	was an officer or employee of ours during 2007 or any prior year;

•	had any related party relationships with us that requires disclosure under applicable SEC rules; or

•	had any interlock relationships under applicable SEC rules.

For 2007, no executive officer of ours had any interlock relationships within the scope of the intent of applicable SEC rules.  However, our chairman of the board is on the board of directors of Contran and Contran employs Steven L. Watson, who serves as one of our directors.

Code of Business Conduct and Ethics.  We have adopted a code of business conduct and ethics.  The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  Only the board of directors may amend the code.  Only our audit committee or other committee of the board of directors with specifically delegated authority may grant a waiver of this code.  We will disclose amendments to or waivers of the code as required by law and the applicable rules of the NYSE.

Corporate Governance Guidelines.  We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities.  Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman presides at all meetings of the non-management or independent directors.

Availability of Corporate Governance Documents.  A copy of each of our audit committee charter, code of business conduct and ethics and corporate governance guidelines is available on our website at www.compx.com under the corporate section.  In addition, any person may obtain a copy of these three documents without charge, by sending a written request to the attention of our corporate secretary at CompX International Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240-2697.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

AND OTHER INFORMATION

Compensation Discussion and Analysis.  We employed two of our named executive officers at December 31, 2007.  Our four other named executive officers at December 31, 2007 were employees of Contran who provided their services to us in 2007 under our ISA with Contran.  David J. Camozzi was an executive officer employed by us until June 5, 2007 and is included in the Summary Compensation table based on the level of his 2007 compensation.

Compensation of our Named Executive Officers Employed by Us.  In 2007, we employed the following named executive officers:

Name	Position(s)

David A. Bowers	Vice Chairman of the Board, President and Chief Executive Officer
Scott C. James	Vice President
David J. Camozzi	Former Vice President

Overview.  Prior to 2005, we decided to forego long-term compensation (other than defined contribution plans that are generally available on a non-discriminatory basis to all employees) and implemented a compensation program that is primarily cash-based, with minimal perquisites, if any.  Our objectives for the primarily cash-based compensation program as it relates to our senior officers, including all of our named executive officers employed by us, are to:

•	have a total individual compensation package that is easy to understand;

•	encourage them to maximize long-term stockholder value; and

•
achieve a balanced compensation package that would attract and retain highly qualified senior officers and appropriately reflect each such officer’s individual performance, contributions and general market value.

In furtherance of our objectives and in an effort to separate annual operating planning from annual incentive compensation, we implemented discretionary incentive compensation awards for our senior officers.  As a result, annual compensation for our named executive officers employed by us primarily consists of base salaries and discretionary incentive compensation awards.

We do not base our employed named executive officer compensation on any specific measure of our financial performance.  We determine the amount of each component of such compensation solely on our collective business judgment and experience, without performing any independent market research.  We do not enter into any written employment agreements with our employed named executive officers.

Base Salaries.  We have established the annual base salaries for our employed named executive officers on a position-by-position basis based on responsibility and experience.  We pay this portion of each of our employed named executive officer’s compensation to provide him with a reliable amount of compensation for the year, subject to his continued at-will employment and satisfactory performance for his services at the level of his responsibilities.  Our chief executive officer has the responsibility to conduct annual internal reviews of our employed named executive officer salary levels in order to rank salary, individual performance and job value to each position.  He then makes recommendations on salaries, other than his own, to our chairman of the board and then to our management development and compensation committee.  The chairman of the board makes recommendations on our chief executive officer’s salary to the committee.  The committee reviews the recommendations regarding changes in salaries for executive officers and may take such action, including modifications to the recommendations, as it deems appropriate.  The recommendations of our chief executive officer and our chairman of the board and the determinations of our management development and compensation committee are based on our evaluations of the past year annual base-salary amounts with adjustments made as result of our financial position, inflation, past and potential future individual performance and contributions or alternative career opportunities that might be available to our named executive officers employed by us, without performing any independent market research.  We approved in the fourth quarter of each year increases in the base salaries effective January 1 of the following year for:

•	Mr. Bowers of 6.1% and 4.3% for 2006 and 2007, respectively, primarily to account for inflation and our general financial performance;

•	Mr. James of 9.6% and 7.8% for 2006 and 2007, respectively, primarily to account for inflation, increased responsibility and our general financial performance; and

•	Mr. Camozzi of 3.0% and 3.4% for 2006 and 2007, respectively, primarily to account for inflation.

In each case, no specific measure of our financial performance was utilized in determining the increase in an executive officer’s base salary for a year.  The salaries for our named executive officers employed by us are disclosed in their salary column in the Summary Compensation table in this proxy statement for each reported year.

Annual Incentive Compensation. We pay discretionary annual incentive cash compensation to each of our employed named executive officers to motivate him to achieve higher levels of performance in attaining our corporate goals and reward him for such performance.  We determine the amount of any such incentive compensation we pay our named executive officers employed by us on a year-end discretionary evaluation of each such officer’s responsibility, performance, attitude and potential, rather than any specific financial measure.  The amount of the discretionary annual incentive compensation award is also influenced by the amount of the named executive officer’s base salary and prior year annual incentive compensation award, although we do not utilize any specific formula to reflect these factors.  We based our award of incentive compensation awards for each year primarily upon the chairman of the board’s recommendation regarding the chief executive officer, the chief executive officer’s recommendations regarding the other named executive officers employed by us and the determinations of our management development and compensation committee, which may take such action, including modifications to the recommendations, as it deems appropriate.  No specific overall performance measures were utilized and there is no specific relationship between overall performance measures and an executive’s incentive compensation award.  Additionally, there is no specific weighing of factors considered in the determination of incentive compensation awards paid to these executive officers.  In the last quarter of each year, we approved discretionary incentive compensation awards for that year for:

•	each of Messrs. Bowers and James at 100% of base salary for each of 2006 and 2007; and

•	Mr. Camozzi at 73% of base salary for 2006.

These discretionary incentive compensation awards are disclosed in the bonus column in the Summary Compensation table in this proxy statement.

Defined Contribution Plans.  We pay discretionary annual contributions to the CompX Capital Accumulation Pension Plan, a profit sharing defined contribution plan, and the CompX Contributory Retirement Plan, a 401(k) defined contribution plan.  Participants of these plans are employees of certain of our domestic operations.  In March of each year, upon the recommendation of our chief executive officer and the approval of our management development and compensation committee, we contributed for the plan year that ended on December 31 of the prior year, subject to certain limitations under the respective plans and the U.S. Internal Revenue Code of 1986:

•
to the Capital Accumulation Pension Plan for each of the 2006 and 2007 plan years, 7.25% of that year’s earnings before taxes of our National Lock and Timberline divisions (with certain adjustments, including a reduction in 2007 due to certain wage limitations); and

•
to our 401(k) plan for each of the 2006 and 2007 plan years, a matching contribution of 5% of the earnings before taxes of the participant’s business unit up to 100% of the participant’s eligible earnings.

Each of Messrs. Bowers and James received such contributions, which are disclosed in his all other compensation column in the Summary Compensation table in this proxy statement.  For the 2007 plan year, the committee approved a total contribution for all of the participants in the Capital Accumulation Pension Plan and the 401(k) Plan of approximately $1.9 million (as compared to $1.8 million for the 2006 plan year), subject to certain limitations of the Internal Revenue Code and the respective plans.

We also contributed annually to Mr. Camozzi’s account under the Registered Pension Plan for Employees of Waterloo Furniture Components Ltd., a defined contribution plan sponsored by our Canadian subsidiary.  The amount of the contribution is set by Canadian law based on Mr. Camozzi’s annual cash compensation.  The contributions we made to Mr. Camozzi under this plan for each of the 2006 and 2007 plan years are included in his all other compensation column in the Summary Compensation table in this proxy statement.

Equity-Based Compensation.  Prior to 2005, we decided to forego the grant of any equity compensation to our employees, although we continue to grant annual awards of stock to our nonemployee directors.  We also do not have any security ownership requirements or guidelines for our management or directors.  We do not currently anticipate any equity-based compensation will be granted in 2008, other than annual grants of stock to our nonemployee directors.  See the Director Compensation section in this proxy statement for a discussion of these annual grants. The dollar amount for option awards appearing in the Summary Compensation table represents the income or loss we recognized for financial statement reporting purposes in each of 2006 and 2007 for stock options to purchase shares of our class A common stock, which stock options were granted prior to 2005.

Compensation of our Named Executive Officers Employed by Contran.  During 2007, we paid Contran a fee for services provided pursuant to our ISA with Contran, which fee was approved by our independent directors after receiving the recommendation of our management development and compensation committee.  Such services provided under this ISA included the services of the following executive officers of ours:

Name	Positions with CompX

Glenn R. Simmons	Chairman of the Board
Darryl R. Halbert	Vice President, Chief Financial Officer and Controller
J. Mark Hollingsworth	Vice President and General Counsel
Kelly D. Luttmer	Vice President and Tax Director

The charge under this ISA reimburses Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated time such personnel were expected to devote to us over the year.  The amount of the fee we paid for each year under this ISA for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services.  See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2007 under this ISA.  Under the various ISAs among Contran and its subsidiaries, we share the cost of the employment of Messrs. Glenn Simmons and Hollingsworth and Ms. Luttmer with Contran and certain of its other publicly held subsidiaries.  Mr. Halbert, however, provides all of his services to us and no other unconsolidated affiliate of ours.  Therefore, the portion of the charge under this ISA related to his services represents a full 2,080-hour year for his services for each reported year.  For Mr. Glenn Simmons, the portion of the annual charge we paid in 2007 to Contran under this ISA attributable to his services and the amount we paid for his director services is set forth in the 2007 Director Compensation table in this proxy statement.  For Mr. Halbert, the portion of the annual charge we paid in each reported year to Contran under this ISA attributable to his services is set forth in footnote 2 to the Summary Compensation table in this proxy statement.  For Mr. Hollingsworth and Ms. Luttmer, the portion of the annual charge we paid in 2007 to Contran under this ISA attributable to each of their services was less than the level required for reporting compensation under applicable rules of the SEC.  The amount charged under the ISA is not dependent upon our financial performance.

We believe the cost of the services received under the ISA with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In the last quarter of the prior year and the early part of each current year, Contran’s senior management, including certain of our named executive officers, estimated the number of hours (out of a standard 2,080-hour year) that each Contran employee, including our named executive officers employed by Contran, was expected to devote in such current year to Contran and its subsidiaries, including us.  Contran’s senior management then allocated Contran’s cost of employing each of its employees among Contran and its various subsidiaries based on the ratio of the estimated hours of service devoted to each company and the total number of standard hours in a year.  The cost of each officer’s services that is allocated for 2006 and 2007 was the sum of the following:

•	the annualized base salary of such officer at the beginning of the year;

•	the bonus Contran paid such officer (other than bonuses for specific matters) in the prior year, which served as a reasonable approximation of the bonus that may be paid in the current year; and

•
an overhead factor (19% for 2007 as compared to 21% for 2006) applied to the base salary for the cost of medical and life insurance benefits, social security and medicare taxes, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to the provision of such services.

The overhead factor declined in 2007 as compared to 2006 as a result of Contran achieving some economies of scale and being able to spread the fixed costs included in determining the overhead factor over a greater number of employees providing services under various ISAs.  Contran’s senior management subsequently made such adjustments to the details of the proposed ISA charge as they deemed necessary for accuracy, overall reasonableness and fairness to us.

In the first quarter of each year, the proposed charge for that year under our ISA with Contran was presented to our management development and compensation committee to determine whether the committee would recommend that our board of directors approve the ISA charge.  During such presentation, the committee was informed of:

•	the quality of the services Contran provides;

•	the $1.0 million charge to us for the services of Harold C. Simmons for his consultation and advice to our chief executive officer regarding major strategic corporate matters;

•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for the prior year and proposed for the current year;

•
the comparison of the prior year and proposed current year charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years; and

•	the comparison of the prior year and proposed current year average hourly rate.

After such presentations and following further discussion and review, our management development and compensation committee recommended that our board of directors approve the proposed ISA fee after concluding that:

•
the cost to employ the additional personnel necessary to provide the quality of the services provided by Contran would exceed the proposed aggregate fee to be charged by Contran to us under this ISA; and

•	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review any ISA charge from Contran to any other publicly held sister company, which charges were separately reviewed by the management development and compensation committee of the applicable company.

Based on the recommendations of our committee, our independent directors approved the proposed annual ISA charge effective January 1st of each year, with our other directors abstaining.

For financial reporting and income tax purposes, the ISA fee is expensed as incurred on a quarterly basis.  Contran has implemented a limit of $1.0 million on any individual’s charge to a publicly held company in order to enhance the deductibility by the company of the charge for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, if such section were somehow to be deemed applicable.  Section 162(m) generally disallows a tax deduction to publicly held companies for non-performance based compensation over $1.0 million paid to the company’s chief executive officer and four other most highly compensated executive officers.

Deductibility of Compensation.  It is our general policy to structure the performance-based portion of the compensation of our executive officers in a manner that enhances our ability to deduct fully such compensation under Section 162(m) of the Internal Revenue Code.

Compensation Committee Report.  The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement.  Based on the committee’s review and a discussion with management, the committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

The following individuals, in the capacities indicated, hereby submit the foregoing report.

Paul M. Bass, Jr. Chairman of our Management Development and Compensation Committee	Ann Manix Member of our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers.  The Summary Compensation table below provides information concerning compensation we and our subsidiaries paid or accrued for services rendered during the last two years by our chief executive officer, chief financial officer and each of the two other most highly compensated individuals with compensation over $100,000 who were our executive officers at December 31, 2007.  Mr. Darryl R. Halbert was an employee of Contran for the last two years and provided his services to us and our subsidiaries pursuant to the ISA between us and Contran.  For a discussion of this ISA, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.

2007 SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary		Bonus	Option Awards		All Other Compensation		Total

David A. Bowers	2007	$364,751		$365,000	$ -0-	(2)	$26,848	(3)	$756,599
Vice Chairman of the Board,	2006	349,627		350,000	29,520	(2)	32,389	(3)	761,536
President and Chief
Executive Officer

Scott C. James	2007	247,695		248,000	-0-	(2)	26,848	(3)	522,543
Vice President	2006	229,713		230,000	19,680	(2)	32,389	(3)	511,782

Darryl R. Halbert	2007	519,500	(4)	-0-	-0-	(2)	-0-		519,500
Vice President, Chief Financial	2006	481,000	(4)	-0-	9,580	(2)	-0-		490,580
Officer and Controller

David J. Camozzi (5)	2007	109,887		-0-	-0-		21,506	(6)	131,393
Former Vice President	2006	230,814		167,626	-0-		4,411	(6)	402,851

——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)
Represents the expense we recognized for financial statement reporting purposes in 2006 for stock options to purchase shares of our class A common stock we granted to this named executive officer prior to 2003 under our 1997 Long-Term Incentive Plan.  This expense was determined by applying FAS 123R (disregarding any estimate of forfeitures related to service based vesting conditions) and calculated using the Black-Scholes stock option valuation model with the following weighted average assumptions:

•	a stock price volatility of 37% to 45%;
•	risk-free rates of return of 5.1% to 6.9%;
•	dividend yields of nil to 5.0%; and
•	an expected term of ten years.

(3)
All other compensation for Messrs. Bowers and James consisted of our matching contributions to their accounts under our 401(k) Plan and our contributions to their accounts under the CompX Capital Accumulation Pension Plan, a defined contribution plan, as follows:

Named Executive Officer	Year	Employer’s 401(k) Plan Matching Contributions	Employer’s Capital Accumulation Pension Plan Contributions	Total

David A. Bowers	2007	$ 6,092	$20,756	$26,848
	2006	11,611	20,778	32,389

Scott C. James	2007	6,092	20,756	26,848
	2006	11,611	20,778	32,389

See the discussion of our retirement plan contributions in the Compensation Discussion and Analysis section of this proxy statement.

(4)
Mr. Halbert is an employee of Contran and provides his executive officer services to us pursuant to our ISA with Contran.  The amount shown in the table as salary compensation for Mr. Halbert represents the portion of the fees we paid to Contran pursuant to the ISA attributable to the services he rendered to us.

(5)
Mr. Camozzi was employed by Waterloo until June 5, 2007.  Waterloo paid Mr. Camozzi his salary, cash bonus, reimbursement expenses and contributions to his account in Waterloo’s defined contribution plan in Canadian dollars.  We report these amounts in the table above in U.S. dollars based on an average exchange rate for 2006 and 2007 of CN$0.88224 per US$1.00 and CN$0.94340 per US$1.00.

(6)
For 2006, this amount represents Waterloo’s contribution to Mr. Camozzi’s account under the Registered Pension Plan for Employees of Waterloo Furniture Components Ltd., a defined contribution plan, for the 2006 plan year.  For 2007, this amount represents Waterloo’s payment of $17,660 for his unused vacation days at the time of the termination of his employment and $3,846 for Waterloo’s contribution to Mr. Camozzi’s account under the Waterloo registered pension plan for the 2007 plan year.

2007 Grants of Plan-Based Awards.  In 2007, we did not grant any stock, stock options or other plan-based awards to its named executive officers.

Outstanding Equity Awards at December 31, 2007.  The following table provides information with respect to the outstanding stock options to purchase shares of our class A common stock held by our named executive officers as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007 (1)

	Option Awards
	Number of Shares Underlying Unexercised Options at December 31, 2007 (#) (2)		Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable

David A. Bowers	25,000	-0-	$ 20.00	03/05/08
	15,000	-0-	17.94	02/17/09
	25,000	-0-	18.38	02/10/10
	65,000

Scott C. James	7,000	-0-	20.00	03/05/08

——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)
These stock options vested at a rate of 20% on each of the first five anniversary dates of the date of grant of the stock option, which date of grant was the tenth anniversary prior to the expiration date of the stock option.

Option Exercises and Stock Vested.  The following table provides information with respect to the amount certain of our named executive officers realized in 2007 upon the exercise of certain of their stock options for our class A common stock.

2007 OPTION EXERCISES AND STOCK VESTED (1)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (2)

David A. Bowers	1,800	$12,672

Scott C. James	11,000	15,444

——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)	The value realized is based on the difference between the closing sale price per share of our underlying class A common stock on the day of the exercise and the exercise price per share.

Pension Benefits.  We do not have any defined benefit pension plans in which our named executive officers participate.

Nonqualified Deferred Compensation.  We do not owe any nonqualified deferred compensation to our named executive officers.

Director Compensation.  Our directors who are not employees of us or our subsidiaries are entitled to receive compensation for their services as directors.  Directors who received such compensation in 2007 were Paul M. Bass, Jr., Keith R. Coogan, Norman S. Edelcup, Edward J. Hardin, Ann Manix, Glenn R. Simmons and Steven L. Watson.

Our nonemployee directors receive an annual retainer of $20,000, paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings of the board of directors or its committees and at a daily rate ($125 per hour) for other services rendered on behalf of our board of directors or its committees.  In addition to the annual retainers for service on the board of directors, the chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” for purposes of the annual proxy statement receive an annual retainer of $20,000, paid in quarterly installments (provided that if one person serves in both capacities only one such retainer is paid), and and other members of our audit committee receive an annual retainer of $10,000, paid in quarterly installments, for their service on the audit committee.  Members of our management development and compensation committee also receive an annual retainer of $2,000, paid in quarterly installments, for their service on that committee.  If a nonemployee director dies while serving on our board of directors, his designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect.  We reimburse our nonemployee directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.

On the day of each annual stockholder meeting, each of our nonemployee directors elected on that date receives a grant of shares of our class A common stock as determined by the following formula based on the closing price of a share of our class A common stock on the date of such meeting.

Range of Closing Price Per Share on the Date of Grant	Shares of Class A Common Stock to Be Granted

Under $5.00	2,000
$5.00 to $9.99	1,500
$10.00 to $20.00	1,000
Over $20.00	500

The following table provides information with respect to compensation our nonemployee directors earned or received for their 2007 director services provided to us.

2007 DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Option Awards (4)	All Other Compensation (5)	Total

Paul M. Bass, Jr. (6)	$40,000	$18,350	$2,300	$ -0-	$60,650
Norman S. Edelcup	48,000	18,350	-0-	-0-	66,350
Edward J. Hardin (6)	26,000	18,350	2,300	-0-	46,650
Ann Manix (6)	40,000	18,350	2,300	-0-	60,650
Glenn R. Simmons (6)	24,000	18,350	2,300	37,400	82,050
Steven L. Watson (6)	24,000	18,350	2,300	67,600	112,250

——————————
(1)	Certain non-applicable columns have been omitted from this table.

(2)	Represents retainers and meeting fees the director received or earned for director services he provided to us in 2007.

(3)
Represents the value of 1,000 shares of our class A common stock we granted to each of these directors. For the purposes of this table and financial statement reporting, these stock awards were valued at the closing price per share of such shares on their date of grant, which closing price and date of grant were $18.35 and May 30, 2007, respectively.

(4)
Prior to 2004, we granted stock options exercisable for shares of our class A common stock on an annual basis to each nonemployee director for his services as a director.  These reported amounts represent the expense we recognized for financial statement reporting purposes in 2007 for stock options to purchase shares of our class A common stock we granted to this nonemployee director prior to 2004 under our 1997 Long-Term Incentive Plan.  This expense was determined by applying FAS 123R (disregarding any estimate of forfeitures related to service based vesting conditions) and calculated using the Black-Scholes stock option valuation model with the weighted average assumptions described in footnote 2 to the Summary Compensation table in this proxy statement.

(5)	Represents the portion of the annual charge we paid in 2007 to Contran under our ISA with Contran attributable to the services such person provided to us under the ISA.

(6)
As of December 31, 2007, the following nonemployee directors held the following stock options exercisable for shares of our class A common stock, certain of which stock options were granted for director services and certain of which were granted for other services, as indicated:

	December 31, 2007
Name	Aggregate Number of Shares Underlying Outstanding Stock Options Granted for Director Services	Aggregate Number of Shares Underlying Outstanding Stock Options Granted for Other Services	Total

Paul M. Bass, Jr.	9,000	-0-	9,000
Edward J. Hardin	9,000	-0-	9,000
Ann Manix	8,000	-0-	8,000
Glenn R. Simmons	6,000	50,000	56,000
Steven L. Watson	6,000	10,000	16,000

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE and us.  Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2007 our executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a).

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy.  As set forth in our code of business conduct and ethics, from time to time, we engage in transactions with affiliated companies.  In addition, certain of our executive officers and directors serve as executive officers and directors of affiliated companies.  With respect to transactions between or involving us and one or more of our affiliates, it is not a violation of the code if the transaction, in our opinion, is no less favorable to us than could be obtained from unrelated parties, or the transaction, in the absence of stockholder ratification or approval by independent directors, is fair to all companies involved.  Furthermore, the code provides that:

•	directors and officers owe a duty to us to advance our legitimate interests when the opportunity to do so arises; and

•
they are prohibited from (a) taking for themselves personally opportunities that properly belong to us or are discovered through the use of our property, information or position; (b) using corporate property, information or position for improper personal gain; and (c) competing with our interests.

Our executive officers are responsible for applying this policy to related parties.  No specific procedures are in place, however, that govern the treatment of transactions among us and our related entities, although we and such entities may implement specific procedures as appropriate for particular transactions.  Provided, in our judgment, the standard set forth in the code of business conduct and ethics is satisfied, we believe, given the number of companies affiliated with Contran, that related party transactions with our affiliates, in many instances (such as achieving economies of scale), are in our best interest.  In certain instances, our executive officers may seek the approval or ratification of such transactions by our independent directors, but there is no quantified threshold for seeking this approval.

Relationships with Related Parties.  As set forth under the Security Ownership section of this proxy statement, Harold C. Simmons, through Contran, may be deemed to control us.  We and other entities that may be deemed to be controlled by or related to Mr. Simmons sometimes engage in the following:

•
intercorporate transactions, such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions.  Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future.  In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness.  Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Harold C. Simmons.

Certain directors or executive officers of Contran, Keystone, Kronos Worldwide, NL, TIMET or Valhi also serve as our directors or executive officers.  Such relationships may lead to possible conflicts of interest.  These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests.  In such an event, we implement such procedures as appropriate for the particular transaction.

Intercorporate Services Agreements.  As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs.  Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on a fixed fee basis.  The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, real estate management, environmental management, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business.  The fees paid pursuant to the ISAs are generally based upon an estimate of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the employees’ cash compensation and an overhead component that takes into account other employment related costs.  Generally, each of the ISAs renews on a quarterly basis, subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter.  Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax, real estate and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies.  With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving a recommendation from the company’s management development and compensation committee.  See the Compensation of our Named Executive Officers Employed by Contran part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2007 ISA fee charged by Contran to us.

The services of Harold C. Simmons provided to us under our ISA with Contran include consultation and advice to our chief executive officer and our other senior management concerning major strategic corporate matters.  Such matters may include acquisitions or dispositions of certain assets (including investments) or operations, strategic business plans, business reorganizations and restructurings, financing and other capital raising initiatives, legal and litigation strategies, tax planning strategies and other matters.

In 2007, we paid Contran fees of $2.9 million for its services under the ISA between Contran and us, including $1.0 million for the services of Harold C. Simmons.  In 2008, we expect to pay Contran fees of $3.1 million for its services under this ISA, including $1.0 million for the services of Harold C. Simmons.  We also pay director fees and expenses directly to Messrs. Glenn Simmons and Watson for their services as our directors.

Insurance Matters.  We and Contran participate in a combined risk management program.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, purchase certain insurance policies as a group, with the costs of the jointly owned policies being apportioned among the participating companies.  Tall Pines and EWI provide for or broker these insurance policies.  Tall Pines is a captive insurance company wholly owned by Valhi, and EWI is a reinsurance brokerage and risk management company wholly owned by NL.  Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters and/or assess fees for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period.  As a result, Contran and certain of its subsidiaries or related companies, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those companies who have submitted claims under the relevant policy.  We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

During 2007, we paid premiums of approximately $1.1 million for insurance policies Tall Pines provided or EWI brokered.  This amount principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines and EWI.  Tall Pines purchases reinsurance for substantially all of the risks it underwrites.  In our opinion, the amounts we paid for these insurance policies and the allocation among us and our related entities of these insurance premiums are reasonable and are less than the costs we would incur if such policies were obtained or brokered through third parties.  We expect that these relationships with Tall Pines and EWI will continue in 2008.  Because we believe there is no conflict of interest regarding our participation in the combined risk management program, our audit committee received a report regarding this program but our independent directors were not asked to approve it.

Tax Matters.  We and our qualifying subsidiaries are members of the consolidated U.S. federal tax return of which Contran is the parent company, which we refer to as the “Contran Tax Group.”  As a member of the Contran Tax Group and pursuant to certain tax sharing agreements or policies, each of the members and its qualifying subsidiaries compute provisions for U.S. income taxes on a separate company basis using tax elections made by Contran.  Pursuant to the tax sharing agreements or policies and using tax elections made by Contran, each of the parties makes payments or receives payments in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the Contran Tax Group but instead had been a separate taxpayer.  Refunds are generally limited to amounts previously paid under the respective tax sharing agreement or policy.  We and our qualifying subsidiaries are also a part of consolidated tax returns filed by Contran in certain U.S. state jurisdictions.  The terms of the applicable tax sharing agreements or policies also apply to state payments to these jurisdictions.

Under applicable law, we, as well as every other member of the Contran Tax Group, are each jointly and severally liable for the aggregate federal income tax liability of Contran and the other companies included in the group for all periods in which we are included in the group.  Contran’s policy, however, is to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid by us in accordance with the tax allocation policy.

Under certain circumstances, tax regulations could require Contran to treat items differently than we would have treated them on a stand alone basis.  In such instances, accounting principles generally accepted in the United States of America require us to conform to Contran’s tax elections.  In 2007, pursuant to our tax sharing agreement and policies with NL, we made net cash payments to NL of approximately $9.5 million.  Because the calculation of amounts payable to NL by us is determined pursuant to the applicable tax law in accordance with such tax sharing agreement and policies, our independent directors were not asked to approve these payments to NL.

Reduction in the Outstanding Shares of our Class A Common Stock.  In October 2007, we, on a net basis, purchased and/or cancelled approximately 2.7 million shares of our class A common stock formerly held directly or indirectly by TFMC for $19.50 per share paid in the form of a consolidated promissory note pursuant to a stock purchase agreement between us and TFMC and a merger agreement among CompX Group, Inc., a former parent of ours in which NL and TFMC were the sole stockholders, and CompX KDL LLC, a former wholly owned subsidiary of ours.  The price per share was determined based on our open market purchases of our class A common stock around the time of the approval of these transactions.  The stock purchase agreement and the merger agreement were approved by our independent directors and the independent directors of TIMET.

Pursuant to the agreements:

•	CompX Group merged into CompX KDL with CompX KDL surviving the merger;

•	the CompX Group common stock outstanding immediately prior to the merger was cancelled;

•	the 2,586,820 shares of our class A common stock and 10.0 million shares of our class B common stock owned by CompX Group immediately prior to merger were cancelled;

•	simultaneously with the cancellation of the shares formerly held by CompX Group, we issued 374,000 shares of our class A common stock and 10.0 million shares of our class B common stock to NL;

•	we purchased from TFMC 483,600 shares of our class A common stock and initiated the cancellation of such shares;

•	we issued a consolidated unsecured term loan promissory note to TFMC in the original principal amount of $52,580,190 that:

o	matures in seven years;
o	bears interest at an annual rate of LIBOR plus 1.00%;
o	requires quarterly principal payments of $250,000 beginning on September 30, 2008;
o	does not have prepayment penalties; and
o	is subordinated to the our credit agreement with Wachovia Bank, National Association and certain other banks; and

•
TFMC, we and certain of our subsidiaries and Wachovia Bank, as administrative agent for the banks that are a party to our credit agreement, entered into a subordination agreement that subordinated certain of the terms of the consolidated promissory note to our credit agreement.

As a result of these transactions, NL became the direct owner of the same number of the shares of our class A and class B common stock that it formerly held indirectly through CompX Group and TFMC ceased to own, directly or indirectly, any shares of our class A common stock and became a creditor of ours.

During the fourth quarter of 2007, we prepaid TFMC approximately $2.6 million of the consolidated promissory note.  TFMC recognized approximately $0.5 million of interest income from this note in 2007.

Law Firm Relationship.  Contran and its related entities, including us, engaged and paid in 2007 to Rogers & Hardin LLP, a law firm of which our director Edward J. Hardin is a partner, in the aggregate approximately $180,000 in fees and expenses for legal services Rogers & Hardin LLP rendered to such entities.  The aggregate amount paid includes approximately $4,400 in fees and expenses that we paid in 2007 to Rogers & Hardin LLP for legal services rendered to us.  We presently expect, and understand that Contran and its other affiliates presently expect, to continue their relationship with Rogers & Hardin LLP in 2008.

Simmons Family Matters.  In addition to the services he provides under our ISA with Contran as discussed under the Intercorporate Services Agreements section above, certain family members of Harold C. Simmons also provide services to us pursuant to this ISA.  In 2007, L. Andrew Fleck (a step-son of Harold C. Simmons) provided certain real property management services to us pursuant to this ISA.  The portion of the fees we paid to Contran in 2007 pursuant to this ISA for the services of Mr. Fleck was not enough to require quantification under SEC rules.  See the Intercorporate Services Agreements section above for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2007 ISA fee Contran charged us.  As disclosed in the Director Compensation table in this proxy statement, Mr. Glenn Simmons (a brother of Harold Simmons) also provided us services under our ISA with Contran and received compensation in cash and stock from us for his services as a director for 2007.  We expect similar compensation expenses and ISA charges regarding Messrs. Glenn Simmons and Fleck for 2008.

AUDIT COMMITTEE REPORT

Our audit committee of the board of directors is comprised of three directors and operates under a written charter adopted by the board of directors.  All members of our audit committee meet the independence standards established by the board of directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002.  The audit committee charter is available on our website at www.compx.com under the corporate section.

Our management is responsible for, among other things, preparing its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)).  Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP.  Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process.  In its oversight role, our audit committee reviewed and discussed the audited financial statements with management and with PwC, our independent registered public accounting firm for 2007.  Our audit committee also reviewed and discussed our internal control over financial reporting with management and with PwC.

Our audit committee met with PwC and discussed any issues deemed significant by our independent registered public accounting firm, including the required matters to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board.  PwC has provided to our audit committee written disclosures and the letter required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and our audit committee discussed with PwC that firm’s independence.  Our audit committee also concluded that PwC’s provision of non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited financial statements be included in our 2007 Annual Report on Form 10-K for filing with the SEC.

Members of our audit committee of the board of directors respectfully submit the foregoing report.

Norman S. Edelcup Chairman of our Audit Committee	Paul M. Bass, Jr. Member of our Audit Committee	Ann Manix Member of our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm.  PwC served as our independent registered public accounting firm for the year ended December 31, 2007.  Our audit committee has appointed PwC to review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the first quarter of 2008.  We expect PwC will be considered for appointment to:

•
review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2008 and the first quarter of 2009; and

•	audit our annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2008.

Representatives of PwC are not expected to attend the annual meeting.

Fees Paid to PricewaterhouseCoopers LLP.  The following table shows the aggregate fees that our audit committee has authorized and PwC has billed or is expected to bill to us for services rendered for 2006 and 2007.  Additional fees for 2007 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2007 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual stockholder meeting.  In this regard, the fees shown below for 2006 have been adjusted from amounts disclosed in our proxy statement for last year’s annual stockholder meeting.

Type of Fees	2006	2007

Audit Fees (1)	$741,100	$674,500
Audit-Related Fees (2)	6,300	7,500
Tax Fees (3)	14,400	10,400
All Other Fees	-0-	-0-

Total	$761,800	$692,400

——————————

(1)	Fees for the following services:

(a)
audits of consolidated year-end financial statements for each year and audit of internal control over financial reporting based on the scope required for our parent companies to report on their internal control over financial reporting;

(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and/or assistance with registration statements filed with the SEC;
(d)	normally provided statutory or regulatory filings or engagements for each year; and
(e)	the estimated out-of-pocket costs PwC incurred in providing all of such services, for which PwC is reimbursed.

(2)
Fees for assurance and related services reasonably related to the audit or review of financial statements for each year.  These services included accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal control over financial reporting.

(3)	Permitted fees for tax compliance, tax advice and tax planning services.

Preapproval Policies and Procedures.  For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and permitted non-audit services the firm provides to us or any of our subsidiaries.  We may not engage the firm to render any audit or permitted non-audit service unless the service is approved in advance by our audit committee pursuant to the committee’s amended and restated preapproval policy.  Pursuant to the policy:

•
the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of permitted non-audit services of our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These permitted non-audit services include:

•	audit services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;

•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;

•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and

•	other permitted non-audit services, such as assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

The policy also lists certain services for which the independent auditor is always prohibited from providing to us under applicable requirements of the SEC or the Public Company Accounting Oversight Board.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of permitted non-audit services provided by our independent registered public accounting firm.  The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2007, our audit committee preapproved all PwC’s services provided to us or any of our subsidiaries in compliance with the amended and restated preapproval policy in effect at that time without the use of the SEC’s de minimis exception to such preapproval requirement.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their reasonable judgment.

2007 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 is included as part of the annual report mailed to our stockholders with this proxy statement and may also be accessed on our website at www.compx.com.

ADDITIONAL COPIES

Pursuant to an SEC rule concerning the delivery of annual reports and proxy statements, a single set of these documents may be sent to any household at which two or more stockholders reside if they appear to be members of the same family.  Each stockholder continues to receive a separate proxy card.  This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.  A number of brokerage firms have instituted householding.  Certain beneficial stockholders who share a single address may have received a notice that only one annual report and proxy statement would be sent to that address unless a stockholder at that address gave contrary instructions.  If, at any time, a stockholder who holds shares through a broker no longer wishes to participate in householding and would prefer to receive a separate proxy statement and related materials, or if such stockholder currently receives multiple copies of the proxy statement and related materials at his or her address and would like to request householding of our communications, the stockholder should notify his or her broker.  Additionally, we will promptly deliver a separate copy of our 2007 annual report or this proxy statement to any stockholder at a shared address to which a single copy of such documents was delivered, upon the written or oral request of the stockholder.

To obtain copies of our 2007 annual report or this proxy statement without charge, please mail your request to the attention of A. Andrew R. Louis, corporate secretary, at CompX International Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

CompX International Inc.

Dallas, Texas
April 25, 2008

CompX International Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CompX International Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COMPX INTERNATIONAL INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 28, 2008

The undersigned hereby appoints David A. Bowers, Darryl R. Halbert and A. Andrew R. Louis, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2008 Annual Meeting of Stockholders (the “Meeting”) of CompX International Inc., a Delaware corporation (“CompX”), to be held at CompX’s corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Wednesday, May 28, 2008, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of class A and class B common stock, par value $0.01 per share, of CompX standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

THIS PROXY MAY BE REVOKED AS SET FORTH IN THE PROXY STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The proxies, if this card is properly executed, will vote in the manner directed on this card.  If no direction is made, the proxies will vote “FOR” all nominees named on the reverse side of this card for election as directors and, to the extent allowed by applicable law, in the discretion of the proxies as to all other matters that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE.

(Items to be voted appear on reverse side.)

CompX International Inc.

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 28, 2008.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com/cix
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A. Election of Directors – The Board of Directors recommends a vote FOR the listed nominees.
1.	Nominees:
	For	Withhold		For	Withhold		For	Withhold
01 – Paul M. Bass, Jr.	☐	☐	02 – David A. Bowers	☐	☐	03 – Norman S. Edelcup	☐	☐
04 – Edward J. Hardin	☐	☐	05 – Ann Manix	☐	☐	06 – Glenn R. Simmons	☐	☐
07 – Steven L. Watson	☐	☐

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the
Meeting and any adjournment or postponement thereof.

B.  Non-Voting Items
Change of Address - Please print new address below.

C. Authorized Signatures – This section must be completed for your instructions to be executed.  – Date and Sign Below
NOTE:  Please sign exactly as the name that appears on this card.  Joint owners should each sign.  When signing other than in an individual capacity, please fully describe such capacity. Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box
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